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                                                                   EXHIBIT 23(E)

                       CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in this registration statement on Form S-4 of our report dated February 2, 1996, except as to the information presented under the caption Salem Outage in Note 16 to the financial statements, for which the date is February 26, 1996, on our audits of the consolidated financial statements of Delmarva Power & Light Company as of December 31, 1995 and 1994 and for each of the three years in the period ended December 31, 1995; and we consent to the inclusion in this registration statement of our report dated October 1, 1996 on our audit of the consolidated balance sheet of Conectiv, Inc. as of September 30, 1996. We also consent to the references to our firm under the caption "Experts."

COOPERS & LYBRAND L.L.P.

2400 Eleven Penn Center

Philadelphia, Pennsylvania

December 26, 1996